[Exhibit 10.1 Letter Agreement With Qiang Long]

          [Letterhead of Minghua Group International Holdings Limited]



April 13, 2004

Mr. Chang-De Li
Beijing Qiang Long Real
     Estate Development Co., Ltd.
No. 95 Kangxi Road
Ba Da Xia Industrial Development Zone
Yanqing County, Beijing
People's Republic of China

Re:  Amendment to Contracts Dated September 29, 2003 and January 29, 2004

Dear Mr. Li:

      Reference is made to (i) that certain Regulation S Subscription Agreement, dated September 29, 2003 (the "September 29 Contract"), between Minghua Group International Holdings Limited ("Minghua") and Beijing Qiang Long Real Estate Development Co., Ltd. ("Qiang Long"), and (ii) that certain contract, dated January 29, 2004 (the "January 29 Contract" and together with the September 29 Contract, the "Contracts"), between Minghua and Qiang Long.

      Pursuant to the September 29 Contract Qiang Long is obligated to purchase 15,000,000 shares of Minghua's Common Stock for US$6,000,000, in the aggregate. Upon signing the September 29 Contract Qiang Long funded US$602,410 of the subscription price and Minghua issued to Qiang Long 1,511,488 shares of its common stock for such funds. Qiang Long then funded an additional US$1,204,820 on January 9, 2004 and received 3,023,998 additional shares of Minghua common stock for such funds. The September 29 Contract also required that Qiang Long fund US$4,192,770 on February 29, 2004. To date, Qiang Long has not made this final payment (the "February Payment").

      Pursuant to the January 29 Contract, Qiang Long agreed to purchase 140,000,000 shares of Minghua's Common Stock at an aggregate purchase price of US$29,400,000. The January 29 Contract requires that the acquisition of these shares take place in two installments. On April 15, 2004, Qiang Long is required to pay (the "April Payment") US$12,600,000 for 60,000,000 shares of Minghua's Common Stock. Thereafter, the Company was to hold an annual stockholders meeting at which the stockholders would vote upon an amendment to Minghua's Certificate of Incorporation that would increase the number of authorized shares to a higher number such that Minghua would have enough authorized shares to satisfy its obligations under the January 29 Contract. Qiang Long would then pay (the "Final Payment") the second installment of US$16,800,000 within 15 days of the effective date of such amendment and receive the remaining 80,000,000 shares of Minghua Common Stock at that time.

      Without waiving any potential claims that either party may have against the other for breach of the Contracts, the parties now desire to amend the Contracts to provide for an extension of the time within which Qiang Long is required to make each of the February Payment, the April Payment and the Final Payment. Accordingly, Minghua and Qiang Long, intending to be bound, hereby agree as follows:

      1. Amendment to Payment Dates.

            (a) Extension of February Payment Date. The September 29 Contract is hereby amended to extend the due date for the February Payment from February 29, 2004 to May 31, 2004.

            (b) Extension of April Payment Date. The January 29 Contract is hereby amended to extend the due date for the April Payment from April 15, 2004 to October 15, 2004.

            (c) Extension of Final Payment Date. The January 29, 2004 Contract is hereby amended to extend the due date for the Final Payment to November 30, 2004.

      2. Resignations of Certain Directors. Chu Quan Li, Albert Wong and Kuen Kwong Chan each agree to resign from their positions as directors of Minghua and from any and all offices that they hold with Minghua effective upon the tenth day following the mailing of an information statement on Schedule 14f-1 to the stockholders of Minghua. Minghua will use commercially reasonable efforts to prepare and file a Schedule 14f-1 information statement with the Securities and Exchange Commission as soon as practicable and, subject to responding to and complying with any comments or requests of the Staff of the Securities and Exchange Commission, mail such information statement to its stockholders.

      3. Third Party Beneficiary. Chu Quan Li is hereby designated by Qiang Long as an intended third party beneficiaries of this letter agreement and of the Contracts. Qiang Long hereby agrees that Chu Quan Li may enforce the rights of Minghua under the Contracts and this letter agreement on behalf of Minghua and the stockholders of Minghua . Without limiting the generality of the foregoing, Chu Quan Li may bring an action as intended third party beneficiary against Qiang Long for breach of this letter agreement and the Contracts in the event that Qiang Long does not satisfy its obligations hereunder and thereunder.

      3. Contracts Remains in Full Force and Effect. Except as modified by this letter agreement, the Contracts remain valid and binding upon the parties, unchanged and in full force and effect. This letter agreement shall be treated by the parties as a supplement and an amendment to the Contracts and shall be governed by the provisions thereof, including any provisions regarding governing law and arbitration.

      4. Miscellaneous. The parties hereto, without the need for any additional consideration, agree to execute such other and further instruments, documents and agreements and to perform such other acts as may be reasonably required to effectuate the purposes of this letter agreement. This letter agreement along with the Contracts constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof, including


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

without limitation, any Chinese language versions of this agreement or the Contracts that may have been entered into by the parties prior to the date hereof. Notwithstanding any provision of the Contracts to the contrary, neither this letter agreement nor the Contracts may be amended, modified or supplemented except by a written instrument signed by all of the parties hereto, including the party named herein as an intended third party beneficiary hereunder. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument. Facsimile execution and delivery of this letter agreement is legal, valid and binding execution and delivery for all purposes.



                            [signature page follows]


















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

      Please indicate your assent to the foregoing by executing this letter in the space provided below.

                     Sincerely,

                     MINGHUA GROUP INTERNATIONAL HOLDINGS LIMITED



                     By:              /s/ Albert Wong
                        --------------------------------------------------
                                      Albert Wong, Chief Executive Officer


ACCEPTED AND AGREED
TO AS OF THE DATE OF THIS
LETTER:

BEIJING QIANG LONG REAL ESTATE DEVELOPMENT CO., LTD.


         /s/ Chang-De Li
--------------------------------------------------------------
Chang-De Li


THE FOLLOWING PARTIES AGREE TO SECTION
2 HEREOF:


         /s/ Chu Quan Li
--------------------------------------------------------------
CHU QUAN LI, individually



         /s/ Albert Wong.
--------------------------------------------------------------
ALBERT WONG, individually


         /s/ Kuen Kwong Chan
--------------------------------------------------------------
KUEN KWONG CHAN, individually



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